Exhibit (a)(1)(A)
Offer to Purchase for Cash
Up to 6,442,013 of the Outstanding Shares of Common Stock
of
ELIZABETH ARDEN, INC.
at
$17.00 Net Per Share in Cash
by
NIGHTINGALE ONSHORE HOLDINGS L.P. and
NIGHTINGALE OFFSHORE HOLDINGS L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, AT THE END OF SEPTEMBER 25, 2014, UNLESS THE OFFER IS EXTENDED.

The Offer (as defined below) is being made by Nightingale Onshore Holdings L.P. and Nightingale Offshore Holdings L.P. (together, “Purchasers”), each a Delaware limited partnership. The general partner of the Purchasers is Nightingale GP LLC, an affiliate of Rhône Capital L.L.C. Purchasers are offering to purchase up to 6,442,013 shares, constituting approximately 20% of the outstanding shares (the “Shares”) of common stock, par value $0.01, of Elizabeth Arden, Inc. (the “Company”) (including Shares underlying warrants held by the Purchasers) (the “Maximum Aggregate Amount”), at a price of $17.00 per Share, net to the seller in cash, without interest, less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the “Offer”). The Offer Price represents a premium of 2.8% over the volume weighted average price of the Shares for the six trading days following announcement of the Company’s earnings for the quarter and year ended June 30, 2014, and a premium of 0.5% over the closing Share price on August 25, 2014, the last full trading day before the Offer was announced. The Offer Price represents a discount of 1.6% to the closing Share price on August 26, 2014, the last full trading day before the Offer formally commenced.
Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.
The Offer is not subject to a financing condition, nor is it conditioned on any minimum number of shares being tendered. The Offer is subject to the satisfaction of certain conditions set forth in this Offer to Purchase, including: (i) all applicable consents or approvals required in connection with the Offer are obtained; (ii) no statute, rule, regulation, judgment or order is enacted, enforced, amended, issued or deemed applicable to the Offer, and no suit, action or proceeding has been brought by any government entity that, directly or indirectly, (a) makes illegal, restrains, prohibits or delays the consummation of the Offer, (b) imposes material limitations on the ability of Purchasers to effectively acquire, hold or exercise full rights of ownership of the Shares (including, without limitation, the right to vote any Shares acquired or owned by Purchasers pursuant to the Offer on all matters properly presented to the Company’s shareholders), (c) requires divestiture by Purchasers of any of the securities of the Company held by Purchasers or (d) otherwise has or may have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations or results of operations of the Company or may result in a material diminution in the value of the Company common stock; (iii) no change has occurred, is occurring or is threatened to occur in the business, assets, liabilities, financial condition, capitalization, operations or result of operations of the Company that would reasonably be expected to be materially adverse to the Company; (iv) no disruption in the markets, banking moratorium or limitation on the extension of credit by financial institutions exists or is threatened; (v) no other tender offer or exchange offer, and no merger, acquisition, consolidation, reorganization, sale of assets, liquidation or dissolution involving the Company is made or proposed; and (vi) the Company has not taken any actions or made any change in connection with its common stock, such as a split, combination, redemption, sale, new issuance or declaration or payment of a dividend or any other action adverse to the interests of the Purchasers.
The Information Agent for the Offer is Innisfree M&A Incorporated. The Dealer Manager for the Offer is Lazard Frères & Co. LLC.

August 27, 2014

IMPORTANT
Any shareholder of the Company wishing to tender Shares in the Offer should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined in the “Summary Term Sheet”) together with certificates representing the Shares tendered, (ii) follow the procedure for book-entry transfer described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” or (iii) request such shareholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such shareholder wishes to tender its Shares.
If you wish to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined below in the “Summary Term Sheet”) or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender your Shares by following the guaranteed delivery procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below (or on the back cover of this Offer to Purchase). Additional copies of this Offer to Purchase, the Letter of Transmittal, the related Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.
The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833
The Dealer Manager for the Offer is:

Lazard Frères & Co. LLC
30 Rockefeller Plaza
New York, New York 10020
United States
Call: (212) 632-1979
Call Toll Free: (877) 364-0850

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read carefully both in their entirety before making a decision with respect to the Offer.
This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

SUMMARY TERM SHEET

Securities Sought:	Up to 6,442,013 shares of common stock, par value $0.01, of Elizabeth Arden, Inc., a Florida corporation (the “Company”)
Price Offered Per Share:	$17.00 net in cash, without interest but subject to any applicable tax withholding
Scheduled Expiration of Offer:	Midnight, New York City time, at the end of September 25, 2014, unless extended
Purchasers:	Nightingale Onshore Holdings L.P., a Delaware limited partnership
Nightingale Offshore Holdings L.P., a Delaware limited partnership

The following are answers to some of the questions you, as a shareholder of the Company, may have about the Offer. This summary term sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchasers.
Who is offering to buy my securities?
We are investment funds affiliated with Rhône Capital L.L.C. (“Rhône Capital”). Our names are Nightingale Offshore Holdings L.P. and Nightingale Onshore Holdings L.P., and we are Delaware limited partnerships formed for the purpose of acquiring a significant ownership interest in the Company. Our general partner is Nightingale GP LLC (“Nightingale GP”), a Delaware limited liability company. All of the limited partnership interests in Purchasers are owned, directly or indirectly, by certain investment funds controlled by Rhône Capital IV L.P. (“Rhône Capital IV”). See the “Introduction” to this Offer to Purchase and Section 8 — “Certain Information Concerning Purchasers, Nightingale GP LLC and Rhône Capital IV L.P.”
What are the classes and amounts of securities sought in the Offer?
We are seeking to purchase the Maximum Aggregate Amount of Shares, on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. See the “Introduction” to this Offer to Purchase and Section 1 — “Terms of the Offer.”
What happens if shareholders tender more Shares than you are willing to buy?
If shareholders validly tender and do not validly withdraw Shares in excess of the Maximum Aggregate Amount, we will purchase such Shares on a pro rata basis. In such an event, this means that we will purchase from you a number of Shares calculated by multiplying (i) the quotient of (x) the number of Shares you validly tendered and did not withdraw divided by (y) the total number of Shares validly tendered and not withdrawn by all of the Company’s shareholders by (ii) the number of Shares representing the Maximum Aggregate Amount. If proration of Shares is required, we will announce the final results of proration promptly after the expiration of the Offer. We will make adjustments to avoid purchases of fractional shares. For information about the terms of the Offer, see Section 1 — “Terms of the Offer.”
How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?
We are offering to pay $17.00 per Share, net to you in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. The Offer Price represents a premium of 2.8% over the volume weighted average price of the Shares for the six trading days following announcement of the Company’s earnings for the quarter and year ended June 30, 2014, and a premium of 0.5% over the closing Share price on August 25, 2014, the last full trading day before the Offer was announced. The Offer Price represents a discount of 1.6% to the closing Share price on August 26, 2014, the last full trading day before the Offer formally commenced.
If you are the record owner of your Shares and you directly tender your Shares to the Depositary in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and such person tenders your Shares to the Depositary on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.
Except as otherwise provided in Instruction 6 of the Letter of Transmittal, Purchasers will pay any stock transfer taxes imposed on the transfer and sale of Shares to it by a registered holder of the Shares pursuant to the Offer (for the avoidance of doubt, transfer taxes do not include United States federal income or backup withholding taxes).
Do you have the financial resources to make payment?
Yes. We will need approximately $109.5 million to purchase all of the Shares we are seeking to purchase pursuant to the Offer, assuming that the Shares validly tendered and not validly withdrawn in the Offer equal the Maximum Aggregate Amount. We have or will have sufficient funds to pay for all Shares tendered and not validly withdrawn that are accepted for payment in the Offer. The Offer is not subject to a financing condition, nor is it conditioned on any minimum number of Shares being tendered. See Section 9 — “Source and Amount of Funds.”
See Section 8 — “Certain Information Concerning Purchasers, Nightingale GP LLC and Rhône Capital IV L.P.” and Section 9 — “Source and Amount of Funds.”
Are there any other transactions related to the Offer between Purchasers and its affiliates and the Company?
On August 19, 2014, we entered into a Securities Purchase Agreement with the Company, pursuant to which the Company issued and sold to Purchasers, and Purchasers purchased, 50,000 shares of Series A Serial Preferred Stock, par value $0.01, and warrants to purchase 2,452,267 shares of common stock, par value $0.01, of the Company (the “Securities Purchase”).
Under the Shareholders Agreement, the Company has also agreed to take certain actions with respect to the Offer, including cooperating in obtaining required regulatory approvals and, subject to the Board of Director’s fiduciary duties, filing a Solicitation/Recommendation on Schedule 14D-9 on which the Company will either recommend acceptance of the Offer or remain neutral and make no recommendation with respect to the Offer.
The Shareholders Agreement also includes certain rights of the Purchasers (such as board designation, preemptive and consent rights) that depend on the size of their investment in the Company.
See Section 11 — “Material Agreements.”
Why are you making the Offer?
We are making the Offer because we want to acquire a significant ownership interest in the Company. We have certain board designation rights and certain registration rights, and are subject to certain standstill restrictions and transfer restrictions with respect to our ownership of securities of the Company, including the Shares acquired in the Offer.
See Section 11 — “Material Agreements.”
What does the Company’s Board of Directors think of the Offer?
Under the Shareholders Agreement, the Company has agreed to take certain actions with respect to the Offer, including cooperating in obtaining required regulatory approvals and, subject to the Board of

Director’s fiduciary duties, filing a Solicitation/Recommendation on Schedule 14D-9 on which the Company will either recommend acceptance of the Offer or remain neutral and make no recommendation with respect to the Offer.
The Company will be filing a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC and mailing the Schedule 14D-9 to its shareholders as soon as practicable after the date of the Offer. We urge you to read the Schedule 14D-9.
How long do I have to decide whether to tender my Shares in the Offer?
You will have until midnight, New York City time, at the end of September 25, 2014 (the “Initial Expiration Time”), to tender your Shares in the Offer, unless we extend the Offer, in which event you will have until the later date and time to which the Initial Expiration Time has been extended (the “Expiration Time”) to tender your Shares in the Offer.
If you cannot deliver everything required to make a valid tender by the Expiration Time, you may still participate in the Offer by using the guaranteed delivery procedures that are described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” prior to the scheduled expiration of the Offer.
Can the Offer be extended and, if so, under what circumstances?
Yes, the Offer can be extended at our discretion. See Section 1 — “Terms of the Offer” for additional information.
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), of the extension and we will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1 — “Terms of the Offer.”
Will you provide a subsequent offering period?
No.
What are the conditions to the Offer?
The Offer is not subject to a financing condition, nor is it conditioned on any minimum number of Shares being tendered. The Offer is subject to the satisfaction of certain other conditions set forth in this Offer to Purchase, including (i) all applicable consents or approvals required in connection with the Offer are obtained; (ii) no statute, rule, regulation, judgment or order is enacted, enforced, amended, issued or deemed applicable to the Offer, and no suit, action or proceeding has been brought by any government entity that, directly or indirectly, (a) makes illegal, restrains, prohibits or delays the consummation of the Offer, (b) imposes material limitations on the ability of Purchasers to effectively acquire, hold or exercise full rights of ownership of the Shares (including, without limitation, the right to vote any Shares acquired or owned by Purchasers pursuant to the Offer on all matters properly presented to the Company’s shareholders), (c) requires divestiture by Purchasers of any of the securities of the Company held by Purchasers or (d) otherwise has or may have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations or results of operations of the Company or may result in a material diminution in the value of the Company common stock; (iii) no change has occurred, is occurring or is threatened to occur in the business, assets, liabilities, financial condition, capitalization, operations or result of operations of the Company that would reasonably be expected to be materially adverse to the Company; (iv) no disruption in the markets, banking moratorium or limitation on the extension of credit by financial institutions exists or is threatened; (v) no other tender offer or exchange offer, and no merger, acquisition, consolidation, reorganization, sale of assets, liquidation or dissolution involving the Company is made or proposed; and (vi) the Company has not taken any actions or made any change in connection with its common stock, such as a split, combination, redemption, sale, new issuance or declaration or payment of a dividend or any other action adverse to the interests of the Purchasers.

This is a summary of the conditions to the Offer. For a complete description of the conditions to the Offer, see Section 14 — “Certain Conditions of the Offer.”
How do I tender my Shares?
To tender your Shares, you must deliver to the Depositary the certificates representing your Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal prior to the Expiration Time. If your Shares are held in street name (that is, through a broker, dealer, commercial bank, trust company or other nominee), contact your nominee and instruct them to tender your Shares for you. For assistance in tendering your Shares, contact the Innisfree M&A Incorporated (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase.
If you are unable to deliver everything that is required to tender your Shares to the Depositary by the Expiration Time, you may obtain a limited amount of additional time by having a broker, a bank or another fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary using the enclosed Notice of Guaranteed Delivery. To validly tender Shares in this manner, however, the Depositary must receive the missing items within the time period specified in the notice.
See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Until what time may I withdraw previously tendered Shares?
You may withdraw your previously tendered Shares at any time until the Expiration Time and, if we have not accepted your Shares for payment by October 26, 2014, you may withdraw them at any time after that date until we accept Shares for payment. See Section 4 — “Withdrawal Rights.”
How do I withdraw previously tendered Shares?
To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of such notice, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares and such broker, dealer, commercial bank, trust company or other nominee must effectively withdraw such Shares and provide the required information to the Depositary while you still have the right to withdraw Shares. See Section 4 — “Withdrawal Rights.”
If I decide not to tender, how will the Offer affect me?
If you decide not to tender your Shares, you will still own the same amount of Shares, and the Company will still be a public company listed on the NASDAQ Global Select Market. As a result, you will continue to participate in the future performance of the Company. Shareholders that do not tender their Shares pursuant to the Offer may be able to sell their Shares in the future on the NASDAQ Global Select Market, or otherwise, at a net price higher or lower than the Offer Price. In addition, we can give no assurance as to the price at which a Company shareholder may be able to sell his, her or its Shares in the future. See Section 13 — “Certain Effects of the Offer.”
Do I have appraisal or dissenter’s rights?
There are no appraisal or dissenter’s rights available in connection with the Offer.
What is the market value of my Shares as of a recent date?
On August 25, 2014, the last full trading day prior to announcement of the Offer, the closing sale price of the Shares reported on the NASDAQ Global Select Market was $16.92 per Share. On August 26, 2014, the last full trading day prior to the formal commencement of the Offer, the closing sale price of the Shares reported on NASDAQ Global Select Market was $17.28 per Share. The volume weighted average price of the Shares for the six trading days following announcement of the Company’s earnings for the quarter and year ended June 30, 2014 was $16.54 per Share. The Offer Price represents a premium of 2.8% over the volume weighted average price of the Shares for the six trading days following announcement of the Company’s earnings for the quarter and year ended June 30, 2014, and a premium of 0.5% over the closing Share price on August 25, 2014, the last full trading day before the Offer was announced. The Offer Price represents a discount of 1.6% to the closing Share price on August 26, 2014, the last full trading day before the Offer formally commenced. If the market price of the Shares at the Expiration Time is equal to or more than $17.00, shareholders may receive more cash by selling their Shares on the NASDAQ Global Select Market than by tendering into the Offer. However, we can give no assurance as to the price at which a Company shareholder may be able to sell his, her or its Shares in the future.
We encourage you to obtain a recent quotation for the Shares when deciding whether to tender your Shares. See Section 6 — “Price Range of Shares.”
If I tender my Shares, when and how will I get paid?
If the conditions to the Offer as set forth in Section 14 — “Certain Conditions of the Offer” are satisfied or waived and Purchasers consummate the Offer and accept your Shares for payment, we will promptly pay you an amount equal to the number of Shares you tendered multiplied by $17.00 in cash, without interest, less any applicable withholding taxes, subject to the proration procedure (if applicable). See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”
What are the U.S. Federal income tax consequences of having my Shares accepted for payment in the Offer?
In general, the sale of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. Federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. See Section 5 — “Material U.S. Federal Income Tax Consequences.”
You should consult your own tax advisor regarding the particular tax consequences to you of selling your Shares pursuant to the Offer (including the application and effect of U.S. Federal income tax laws, as well as any state, local or foreign income, and estate, gift and other tax laws).
Who should I call if I have questions about the Offer?
You may call Innisfree M&A Incorporated, in its capacity as Information Agent, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833. See the back cover of this Offer to Purchase for additional contact details.

To the Holders of Shares of Common Stock of the Company:
INTRODUCTION
Nightingale Onshore Holdings L.P. and Nightingale Offshore Holdings L.P., each a Delaware limited partnership (together, “Purchasers”), hereby offer to purchase up to 6,442,013 shares, constituting approximately 20% of the outstanding shares (the “Shares”) of common stock, par value $0.01, of Elizabeth Arden, Inc. (the “Company”) (including Shares underlying warrants held by the Purchasers) (the “Maximum Aggregate Amount”), at a price of $17.00 per Share, net to the seller in cash, without interest, less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (or a facsimile thereof) that accompanies this Offer to Purchase (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Offer Price represents a premium of 2.8% over the volume weighted average price of the Shares for the six trading days following announcement of the Company’s earnings for the quarter and year ended June 30, 2014, and a premium of 0.5% over the closing Share price on August 25, 2014, the last full trading day before the Offer was announced. The Offer Price represents a discount of 1.6% to the closing Share price on August 26, 2014, the last full trading day before the Offer formally commenced.
The Offer is not subject to a financing condition. Purchasers’ offer is also not conditioned on any minimum number of shares being tendered. The Offer is conditioned, however, on the satisfaction of the conditions described under Section 1 — “Terms of the Offer” and Section 14 — “Certain Conditions of the Offer.”
Purchasers reserve the right (in their sole discretion) to waive, in whole or in part, any Offer Condition (as defined below), to increase or decrease the Offer Price or to make any other changes in the terms and conditions of the Offer. If we make we make any material change in the Offer, we will extend the time the Offer is open to ensure that the market has enough time to understand and absorb the change.
The material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5 — “Material U.S. Federal Income Tax Consequences.”
Tendering shareholders who are record owners of their Shares and tender directly to American Stock Transfer & Trust Company, LLC, the depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchasers pursuant to the Offer. Shareholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.
Under the Shareholders Agreement, the Company has agreed to take certain actions with respect to the Offer, including cooperating in obtaining required regulatory approvals and, subject to the Board of Director’s fiduciary duties, filing a Solicitation/Recommendation on Schedule 14D-9 on which the Company will either recommend acceptance of the Offer or remain neutral and make no recommendation with respect to the Offer.
The Company will be filing a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC and mailing the Schedule 14D-9 to its shareholders as soon as practicable after the date of the Offer. We urge you to read the Schedule 14D-9.
The Offer is made only for shares of common stock and is not made for any options or other rights to acquire shares. Holders of vested but unexercised options to purchase shares of Company common stock may exercise such options in accordance with the terms of the applicable option plan and tender some or all of the shares issued upon such exercise. The tax consequences to holders of options of exercising those securities are not described under Section 5 — “Material U.S. Federal Income Tax Consequences.” Holders of options should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their options.
This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER
1.   Terms of the Offer.
Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchasers will accept for payment and pay for up to the Maximum Aggregate Amount of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) validly tendered prior to the Expiration Time (as defined below) and not validly withdrawn as permitted under Section 4 — “Withdrawal Rights.” The Offer will expire at midnight, New York City time, at the end of September 25, 2014 (the “Initial Expiration Time”) unless Purchasers extend the Initial Expiration Time (in which event the later date and time to which the Initial Expiration Time has been extended is the “Expiration Time”).
If more than the Maximum Aggregate Amount of Shares are validly tendered prior to the Expiration Time, and not validly withdrawn, Purchasers will, upon the terms and subject to the conditions of the Offer, purchase up to the Maximum Aggregate Amount of Shares on a pro rata basis (with adjustments to avoid purchases of fractional shares) based upon the number of Shares validly tendered by the Expiration Time and not validly withdrawn. If proration of tendered Shares is required, Purchasers will announce the final results of proration promptly after the expiration of the Offer. Holders of Shares may obtain preliminary results of proration from Innisfree M&A Incorporated, the Information Agent for the Offer (the “Information Agent”), at its telephone number on the back cover of this Offer to Purchase. All Shares not accepted for payment will be returned to the shareholder or, in the case of tendered Shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility (as defined below) from which the transfer had previously been made, promptly after the expiration or termination of the Offer, in each case, in accordance with the procedure described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
We reserve the right to increase or decrease the number of Shares we are seeking in the offer, subject to applicable laws and regulations as described below.
Subject to the terms of the applicable rules and regulations of the SEC, we reserve the right, but will not be obligated, at any time and from time to time, and regardless of whether or not any of the events or facts set forth in Section 13 — “Certain Conditions of the Offer,” shall have occurred, to:
•
  extend the offer beyond the then scheduled expiration date, and thereby delay acceptance for payment of and payment for any shares, by giving oral or written notice of that extension to the Depositary; and/or
•
  amend the offer in any other respect by giving oral or written notice of that amendment to the Depositary.
Any extension of the Offer will be followed by a public announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. During any such extension, all Shares previously validly tendered and not validly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder’s Shares. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time and, unless previously accepted for payment by Purchasers pursuant to the Offer, may also be withdrawn at any time after October 26, 2014. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase.
Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates (as defined below) evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer (as set forth in Section 3 — “Procedures for

Accepting the Offer and Tendering Shares”), any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined in Section 2 — “Acceptance for Payment and Payment for Shares”) to be credited with the withdrawn Shares. All questions as to validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by Purchasers, in their sole discretion, which determination will be final and binding upon the tendering party, subject to the right of any party to seek judicial review in accordance with applicable law.
Purchasers reserve the right (in their sole discretion) to waive, in whole or in part, any Offer Condition, to increase or decrease the Offer Price or to make any other changes in the terms and conditions of the Offer.
The rights reserved by Purchasers described in the preceding paragraph are in addition to Purchasers’ rights pursuant to Section 14 — “Certain Conditions of the Offer.” Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement if required. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and without limiting the manner in which Purchasers may choose to make any public announcement, Purchasers will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.
If Purchasers extend the Offer, are delayed in their acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchasers’ rights under the Offer, the Depositary may, nevertheless, on behalf of Purchasers, retain tendered Shares, and such Shares may be withdrawn only to the extent that tendering shareholders are entitled to withdrawal rights as described below under Section 4 — “Withdrawal Rights.” However, the ability of Purchasers to delay the payment for Shares that Purchasers have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of such bidder’s offer.
If Purchasers make a material change in the terms of the Offer or the information concerning the Offer or waives a material Offer Condition, Purchasers will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or the information concerning such offer, other than a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes to the terms or information. With respect to a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, an offer generally must remain open for a minimum of 10 business days following the dissemination of such information to shareholders.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.
2.   Acceptance for Payment and Payment for Shares.
Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the applicable regulations of the SEC, Purchasers will accept for payment, purchase and promptly pay for up to the Maximum Aggregate Amount of Shares validly tendered and not validly withdrawn prior to the Expiration Time. See Section 1 — “Terms of the Offer.” In addition, subject to the applicable rules of the SEC, we reserve the right to delay acceptance for payment of, or payment for, Shares, pending receipt of any regulatory or governmental approvals specified in Section 15 — “Certain Legal Matters; Regulatory Approvals.” For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see Section 15 — “Certain Legal Matters; Regulatory Approvals.”

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”; (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal; and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary. No interest will be paid or accrued upon the cash payable upon the surrender or transfer of any Share Certificates or book-entry shares.
The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchasers may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.
For purposes of the Offer, Purchasers will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when Purchasers give oral or written notice to the Depositary of Purchasers’ acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchasers and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. If Purchasers extend the Offer, are delayed in their acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchasers’ rights under the Offer, the Depositary may, nevertheless, on behalf of Purchasers, retain tendered Shares, and such Shares may only be withdrawn to the extent that tendering shareholders are entitled to withdrawal rights as described below under Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.
If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer (including as a result of proration), or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the Expiration Time or the termination of the Offer.
If, prior to the Expiration Time, Purchasers increase the price being paid for Shares, Purchasers will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not those Shares were tendered prior to the increase in consideration.
3.   Procedures for Accepting the Offer and Tendering Shares.
Valid Tenders.   For Shares to be validly tendered pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (a) the Share Certificates evidencing such tendered Shares must be received by the Depositary at such address or (b) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Time, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery.”
Direct Registration Account.   If you hold your Shares in a book-entry or direct registration account maintained by the Company’s transfer agent (and not through a financial institution that is a participant in the system of the Book-Entry Transfer Facility), in order to validly tender your Shares you must deliver the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other required documents to the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time.
Book-Entry Transfer.   The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.
Signature Guarantees.   No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution” and collectively, “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made to a person or persons other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instruction 1 and Instruction 5 of the Letter of Transmittal.
If Share Certificates are forwarded separately to the Depositary by a shareholder, a properly completed and duly executed Letter of Transmittal must accompany each delivery of Share Certificates.
Guaranteed Delivery.   If a shareholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such shareholder’s Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:
•
  such tender is made by or through an Eligible Institution;
•
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received on or prior to the Expiration Time by the Depositary as provided below; and

•
  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three NASDAQ Global Select Market trading days after the date of execution of such Notice of Guaranteed Delivery.
The Notice of Guaranteed Delivery may be transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.
The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder’s acceptance of the Offer, as well as the tendering shareholder’s representation and warranty that such shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when Purchasers accept the Shares for payment, they will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchasers’ acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchasers upon the terms and subject to the conditions of the Offer.
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchasers, in their sole discretion, which determination will be final and binding on all parties, subject to the right of any party to seek judicial review in accordance with applicable law. Purchasers reserve the absolute right to reject any and all tenders determined by them not to be in proper form or the acceptance for payment of which may, in the opinion of Purchasers, be unlawful. Purchasers also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchasers. None of Purchasers, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchasers’ interpretation of the terms and conditions of the Offer (including, without limitation, the Letter of Transmittal and the instructions thereto) will be final and binding, subject to the right of any party to seek judicial review in accordance with applicable law.
Appointment.   By executing the Letter of Transmittal (or delivering an Agent’s Message), the tendering shareholder will irrevocably appoint designees of Purchasers, and each of them, as such shareholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchasers and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchasers accept for payment Shares tendered by such shareholder as provided herein. Upon such appointment:
•
  all such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares;
•
  all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked;

•
  no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective); and
•
  the designees of Purchasers will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company’s shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper.
Purchasers reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchasers’ acceptance for payment of such Shares, Purchasers must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of shareholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company’s shareholders.
4.   Withdrawal Rights.
Except as otherwise described in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time and, unless previously accepted for payment by Purchasers pursuant to the Offer, may also be withdrawn at any time after October 26, 2014, which is the 60th day after the date of the commencement of the Offer.
For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.
If Purchasers extend the Offer, are delayed in their acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchasers’ rights under the Offer, the Depositary may, nevertheless, on behalf of Purchasers, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4.
Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Time.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchasers, in their sole discretion, whose determination will be final and binding upon the tendering party, subject to the right of any party to seek judicial review in accordance with applicable law. None of Purchasers, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
5.   Material U.S. Federal Income Tax Consequences.
The following is a general discussion of certain material U.S. Federal income tax consequences of the Offer to U.S. Holders and Non-U.S. Holders (each as defined below) whose Shares are tendered and accepted for payment pursuant to the Offer. This discussion is not a complete analysis of all potential U.S. Federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or any U.S. Federal tax laws other than those pertaining to the income tax (such as estate or gift tax laws). In addition, this discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial rulings and decisions, all as in effect on the date of this Offer to Purchase. All of the foregoing authorities are subject to change, possibly retroactively, and any such changes could affect the accuracy of the statements and conclusions set forth herein.
This discussion applies only to U.S. Holders and Non-U.S. Holders that hold Shares as “capital assets” within the meaning of Section 1212 of the Code (generally property held for investment). This discussion does not purport to consider all aspects of U.S. Federal income taxation that may be relevant to shareholders in light of their particular circumstances and does not apply to shareholders that may be subject to special treatment under the U.S. Federal income tax laws, including, but not limited to, banks and other financial institutions, mutual funds, insurance companies, dealers or brokers in securities, commodities, currencies or notional principal contracts, traders in securities who elect to apply mark-to-market method of accounting, tax-exempt entities, former citizens or residents of the United States, U.S. expatriates, persons that hold Shares as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for U.S. Federal income tax purposes, regulated investment companies, real estate investment trusts, partnerships and other pass-through entities or arrangements (and investors therein), shareholders liable for the alternative minimum tax, controlled foreign corporations, passive foreign investment companies, U.S. Holders that have a “functional currency” other than the U.S. dollar, and persons that acquired (or will acquire) Shares through exercise of employee stock options or otherwise as compensation. This discussion assumes that the Shares are not “United States real property interests” within the meaning of Section 897 of the Code.
For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Shares that is, for U.S. Federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity treated as a corporation for U.S. Federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. Federal income taxation regardless of its source; or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust or (b) the trust has validly elected under applicable Treasury Regulations to be treated as a U.S. person. For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Shares that is not a U.S. Holder or a partnership or other pass-through entity for U.S. Federal income tax purposes.
If a partnership (including any entity or arrangement treated as a partnership for U.S. Federal income tax purposes) is a beneficial owner of Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of Shares that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of selling Shares pursuant to the Offer.

      The descriptions of U.S. Federal income tax consequences set forth below are for general information only. You should consult your own tax advisors as to the particular tax consequences to you of the Offer, including the application of U.S. Federal, state, local and foreign tax laws, and possible changes in such laws.

Tax Consequences to U.S. Holders.
The sale of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. Federal income tax purposes. A U.S. Holder that sells its Shares for cash pursuant to the Offer will generally recognize gain or loss for U.S. Federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (including any amount withheld on account of withholding taxes) and such U.S. Holder’s adjusted tax basis in the Shares sold. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired for the same cost in a single transaction) sold pursuant to the Offer. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exceeds one year as of the closing date of the Offer. Long-term capital gains of noncorporate taxpayers are generally subject to U.S. Federal income taxation at preferential rates. The deduction of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders.
Subject to the discussion below regarding backup withholding, payments made to a Non-U.S. Holder in exchange for Shares sold pursuant to the Offer generally will not be subject to U.S. Federal income tax, unless:
•
  the gain, if any, on the sale of such Shares is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required pursuant to an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment in the United States), in which case (i) such Non-U.S. Holder generally will be subject to U.S. Federal income tax on such gain in the same manner as if it were a U.S. Holder (but such Non-U.S. Holder should provide an IRS Form W-8ECI instead of IRS Form W-9) and (ii) if such Non-U.S. Holder is a corporation, such Non-U.S. Holder may also be subject to branch profits tax on its effectively connected earnings and profits (subject to adjustments) at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty); or
•
  the Non-U.S. Holder is an individual who was present in the United States for 183 or more days in the taxable year of the disposition of Shares and certain other conditions are met, in which case such Non-U.S. Holder will be subject to U.S. Federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain, if any, on the sale of such Shares (net of applicable U.S. source capital losses recognized during such year).
Information Reporting and Backup Withholding.
Under the U.S. Federal income tax laws, proceeds from the sale of Shares pursuant to the Offer will be subject to information reporting and may be subject to backup withholding at the applicable statutory rate (currently 28%) if the shareholder or other payee fails to provide a valid taxpayer identification number (“TIN”) and comply with certain certification requirements on IRS Form W-9 enclosed with the Letter of Transmittal or otherwise establish an exemption from backup withholding. Non-resident individuals or foreign entities generally may establish an exemption from backup withholding by certifying as to their foreign status on the appropriate IRS Form W-8.
Backup withholding is not an additional tax. Rather, any amounts withheld will be creditable against the holder’s U.S. Federal income tax liability. If backup withholding results in an overpayment of taxes, a refund may generally be obtained, provided that the required information is timely furnished to the IRS. Holders should consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining the exemption.
6.   Price Range of Shares.
The Shares trade on the NASDAQ Global Select Market under the symbol “RDEN.” The following table sets forth, for the periods indicated, the high and low sale prices per Share for the periods indicated. Share prices are as reported on NASDAQ Global Select Market based on published financial sources.

	High	Low
Fiscal Year Ended June 30, 2015
First Quarter (through August 26, 2014)	$21.82	$14.65
Fiscal Year Ended June 30, 2014
Fourth Quarter	$37.21	$21.42
Third Quarter	35.31	24.11
Second Quarter	39.65	34.78
First Quarter	47.52	33.56
Fiscal Year Ended June 30, 2013
Fourth Quarter	$48.80	$39.29
Third Quarter	48.64	37.64
Second Quarter	49.25	43.08
First Quarter	47.24	37.45

On August 25, 2014, the last full trading day prior to the formal commencement of the Offer, the closing sale price of the Company’s shares reported on NASDAQ Global Select Market was $16.92 per Share. On August 26, 2014, the last full trading day prior to the commencement of the Offer, the closing sale price of the Company’s Shares reported on NASDAQ Global Select Market was $17.28 per Share. The volume weighted average price of the Shares for the six trading days following announcement of the Company’s earnings for the quarter and year ended June 30, 2014 was $16.54 per Share.
The Offer Price represents a premium of 2.8% over the volume weighted average price of the Shares for the six trading days following announcement of the Company’s earnings for the quarter and year ended June 30, 2014, and a premium of 0.5% over the closing Share price on August 25, 2014, the last full trading day before the Offer was announced. The Offer Price represents a discount of 1.6% to the closing Share price on August 26, 2014, the last full trading day before the Offer formally commenced. If the market price of the Shares at the Expiration Time is equal to or more than $17.00, shareholders may receive more cash by selling their Shares on the NASDAQ Global Select Market than by tendering into the Offer. However, we can give no assurance as to the price at which a Company shareholder may be able to sell his, her or its Shares in the future.
Shareholders are urged to obtain a current market quotation for the Shares prior to tendering Shares.
The Company did not declare or pay any dividends with respect to the Shares during any of the periods indicated above.
7.   Certain Information Concerning the Company.
General.   The Company is a Florida corporation with its principal executive offices located at 2400 SW 145th Avenue, Miramar, Florida 33027. The telephone number for the Company is (954) 364-6900.
The Company is a global prestige beauty products company with an extensive portfolio of prestige fragrance, skin care and cosmetics brands. The Company sells its prestige beauty products to retailers and other outlets in the United States and internationally. In the United States, the Company sells skin care and cosmetics products under the Elizabeth Arden brand primarily in prestige retailers and its fragrances in prestige and mass retailers. It also sells Elizabeth Arden fragrances, skin care and cosmetics products and other fragrance lines in approximately 120 countries worldwide through perfumeries, boutiques, department stores and travel retail outlets, such as duty-free shops and airport boutiques, as well as through branded retail outlet stores and its website.
Available Information.   The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company and other matters are required to be disclosed in proxy statements and periodic reports distributed to the Company’s shareholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company’s filings are also available to the public on the SEC’s website at www.sec.gov. Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213.
Although Purchasers have no knowledge that any such information is untrue, Purchasers take no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose any events that may have occurred or may affect the significance or accuracy of any such information.
8.   Certain Information Concerning Purchasers, Nightingale GP LLC and Rhône Capital IV L.P.
Purchasers.   Nightingale Onshore Holdings L.P. and Nightingale Offshore Holdings L.P., each a Delaware limited partnership, are investment funds affiliated with Rhône Capital L.L.C. that were formed for the purposes of acquiring, holding and disposing of securities of the Company, including the Shares and the securities acquired in the Securities Purchase. The general partner of Purchasers is Nightingale GP LLC. All of the limited partnership interests in the Purchasers are owned, directly or indirectly, by certain investment funds that are controlled by Rhône Capital IV. To date, Purchasers have not carried on any activities other than those related to their respective formations, the Securities Purchase and the Offer. The business address for both Nightingale Onshore Holdings L.P. and Nightingale Offshore Holdings L.P. is 630 Fifth Avenue, Suite 2710, New York, New York 10111. The business telephone number for both entities is (212) 218-6700.
Nightingale GP.   Nightingale GP LLC is a Delaware limited liability company formed for the purpose of serving as the general partner of Nightingale Onshore Holdings L.P. and Nightingale Offshore Holdings L.P. All of the membership interests in Nightingale GP LLC are owned by certain investment funds that are controlled by Rhône Capital IV. To date, Nightingale GP LLC has not carried on any activities other than those related to its formation, the Offer and the Securities Purchase. The business address for Nightingale GP LLC is 630 Fifth Avenue, Suite 2710, New York, New York 10111. The business telephone number for Nightingale GP LLC is (212) 218-6700.
Rhône Capital IV.   Rhône Capital IV is a Delaware limited partnership that serves as the general partner of certain investment funds that are limited partners of Nightingale Onshore Holdings L.P. and Nightingale Offshore Holdings L.P. The principal business of Rhône Capital IV is serving as the general partner of certain affiliated investment funds. Rhône Holdings IV L.L.C. is the general partner of Rhône Capital IV. Rhône Capital L.L.C. is the sole member of Rhône Holdings IV L.L.C. The business address for Rhône Capital IV is 630 Fifth Avenue, Suite 2710, New York, New York 10111. The business telephone number for Rhône Capital IV is (212) 218-6700.
Securities Ownership.   Pursuant to the Purchase Agreement, Nightingale Onshore Holdings L.P. acquired 21,996 shares of Series A Serial Preferred Stock and warrants to purchase 1,078,805 Shares at an exercise price $20.39 per share (“Warrants”), and Nightingale Offshore Holdings L.P. acquired 28,004 shares of Series A Serial Preferred Stock and Warrants to purchase 1,373,462 Shares at an exercise price of $20.39 per share. See Section 11 — “Material Agreements.” Based upon information contained in the Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 25, 2014, by the Company, there were 29,811,655 Shares outstanding as of August 21, 2014. If only the Warrants held by Nightingale Onshore Holdings L.P. were to be exercised, Nightingale Onshore Holdings L.P. would beneficially own approximately 3.5% of the Company’s issued and outstanding Shares based solely on such exercise. If only the Warrants held by Nightingale Offshore Holdings L.P. were to be exercised, Nightingale Offshore Holdings L.P. would beneficially own approximately 4.4% of the Company’s issued and outstanding Shares based solely on such exercise. If the Warrants held by both Nightingale Onshore Holdings L.P. and Nightingale Offshore Holdings L.P. were to be exercised, Nightingale Onshore Holdings L.P. would beneficially own approximately 3.3%, Nightingale Offshore Holdings L.P. would beneficially own approximately 4.3%, and Purchasers would collectively beneficially own approximately 7.6% of the Company’s issued and outstanding Shares based solely on such exercise.
Nightingale GP, as the general partner of Nightingale Onshore Holdings L.P. and Nightingale Offshore Holdings L.P., may be deemed to be the beneficial owner of the securities beneficially owned by Nightingale Onshore Holdings L.P. and Nightingale Offshore Holdings L.P. Rhône Capital IV, as the general partner of certain investment funds that own membership interests in Nightingale GP LLC, may be deemed to be the beneficial owner of the securities that are deemed to be beneficially owned by Nightingale GP LLC and Purchasers. Rhône Holdings IV L.L.C., a Delaware limited liability company, as the general partner of Rhône Capital IV, may be deemed to be the beneficial owner of the securities that are deemed to be beneficially owned by Rhône Capital IV. Rhône Capital, a Delaware limited liability company, as the sole member of Rhône Holdings IV L.L.C., may be deemed to be the beneficial owner of the securities that are deemed to be beneficially owned by Rhône Holdings IV L.L.C.
Additional Information.   The business address of each of Rhône Capital and Rhône Holdings IV L.L.C. is 630 Fifth Avenue, Suite 2710, New York, New York 10111. The business telephone number of each of Rhône Capital and Rhône Holdings IV L.L.C. is (212) 218-6700. The principal business of Rhône Holdings IV L.L.C. is serving as the general partner of Rhône Capital IV L.P. The name, business address, citizenship, present principal occupation and employment history for the past five years of each manager of Nightingale GP LLC and Rhône Capital are set forth in Schedule I. Except as set forth in Schedule I, none of Purchasers, Nightingale GP, Rhône Capital IV, Rhône Holdings IV L.L.C. or Rhône Capital, nor to the knowledge of Purchasers, Nightingale GP or Rhône Capital IV, any of the persons listed in Schedule I, has during the past five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, Federal or state securities laws, or a finding of any violation of Federal or state securities laws.
Except as set forth elsewhere in this Offer to Purchase (including Schedule I), (i) none of Purchasers, Nightingale GP, Rhône Capital IV, Rhône Holdings IV L.L.C. or Rhône Capital, nor to the knowledge of Purchasers, Nightingale GP, Rhône Capital IV or Rhône Capital, any of the persons or entities listed in Schedule I, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company, and (ii) during the 60 days prior to the date of this Offer to Purchase, neither Purchasers, nor to the knowledge of Purchasers, Nightingale GP or Rhône Capital IV, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company.
Except as set forth elsewhere in this Offer to Purchase (including Schedule I), (i) none of Purchasers, Nightingale GP, Rhône Capital IV, Rhône Holdings IV L.L.C. or Rhône Capital, nor to the knowledge of Purchasers, Nightingale GP or Rhône Capital IV, any of the persons listed in Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company and (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Purchasers, Nightingale GP, Rhône Capital IV, or to the knowledge of Purchasers, Nightingale GP or Rhône Capital IV, any of the persons listed in Schedule I, on the one hand, and the Company or any of its executive officers, directors and/or affiliates, on the other hand.
Except as set forth elsewhere in this Offer to Purchase (including Schedule I), during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Purchasers, Nightingale GP, Rhône Capital IV, Rhône Holdings IV L.L.C. or Rhône Capital, or to the knowledge of Purchasers, Nightingale GP or Rhône Capital IV, any of the persons or entities listed in Schedule I, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.
Available Information.   Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits, as well as other information filed by Purchaser with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Copies of this information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the Internet at www.sec.gov that contains the Schedule TO and its exhibits and other information that Purchasers have filed electronically with the SEC.
9.   Source and Amount of Funds.
The Offer is not conditioned upon Purchasers’ ability to finance the purchase of Shares pursuant to the Offer. Purchasers estimate that they will need approximately $109.5 million to purchase all of the Shares pursuant to the Offer, assuming that the Shares validly tendered and not withdrawn in the Offer equal the Maximum Aggregate Amount. Purchasers intend to obtain all required funds from contributions to capital from its partners, which are, or are funded by, investment funds controlled by Rhône Capital IV. The funds necessary to purchase the Maximum Aggregate Amount of Shares and pay for fees and expenses incurred in connection with the Offer are held by the limited partners of Purchasers, which are investment funds controlled by Rhône Capital IV, and will be contributed to Purchasers prior to the Expiration Time. To the extent that Nightingale GP, as the general partner of each of the Purchasers, determines that additional capital contributions are necessary, Nightingale GP may request additional capital contributions from each Purchaser’s partners, and the partners’ respective ownership interests in each Purchaser will be adjusted based on the amount of such capital contributions.
Purchases do not believe that their financial condition is relevant to your decision whether to tender Shares and accept the Offer because:
•
  the Offer consideration consists solely of cash;
•
  Purchasers have access to capital commitments of funds controlled by Rhône Capital IV substantially in excess of the amount necessary to fulfill its obligations in connection with the Offer; and
•
  the Offer is not conditioned on Purchaser’s ability to finance the purchase of the Shares pursuant to the Offer.
10.   Background of the Offer; Past Contacts or Negotiations with the Company.
Rhône Capital is a global private equity firm with a focus on investments in market leading businesses with a pan-European or transatlantic presence and expansion prospects, with prior experience in the consumer product, retail and beauty sectors. As part of the continuous evaluation of its investment holdings, Rhône Capital regularly evaluates and considers a variety of options and transactions.
On May 12, 2014, the Company publicly announced that it had engaged Goldman, Sachs & Co. (“Goldman Sachs”) to explore strategic alternatives. In mid-May, 2014, Goldman Sachs approached Rhône Capital regarding a potential investment in the Company. On May 28, 2014, Rhône Capital IV, an affiliate of Rhône Capital, entered into a confidentiality agreement with the Company, pursuant to which the Company provided Rhône Capital IV and its representatives, on a confidential basis, certain information concerning the Company for the purpose of Rhône Capital IV’s evaluation of a possible transaction. Also on May 28, 2014, M. Steven Langman, co-founder and managing director of Rhône Group L.L.C., an affiliate of Rhône Capital IV (“Rhône Group”), Patrick Mundt, a principal at Rhône Group, E. Scott Beattie, Chairman, President and Chief Executive Officer of the Company and representatives of Goldman Sachs met to discuss the possibility of an investment by Rhône Capital in the Company.
On June 1, 2014, the Company granted Rhône Capital IV access to an electronic dataroom containing certain information about the Company and its subsidiaries. Rhône Capital IV was advised by representatives of the Company that, to the Company’s knowledge, the information made available in the dataroom would not include any material, non-public information about the Company, and that the press release and earnings announcement for the quarter and year ended June 30, 2014 to be issued by the Company were intended, among other things, to publicly disclose information that constitutes or might constitute material, non-public information.
On June 7, 2014, Rhône Capital IV engaged Lazard Frères & Co. LLC (“Lazard”) to act as financial advisor in connection with the potential transaction.
On several occasions during June and July, 2014, representatives of Rhône Capital IV, including Mr. Langman, Franz-Ferdinand Buerstedde and Mr. Mundt, met with certain members of senior management of the Company, including Mr. Beattie, to discuss the Company’s business and operations, both with and without their respective financial advisors. During such period, Rhône Capital IV continued to conduct due diligence with respect to the materials made available to Rhône Capital IV in the electronic dataroom.
During the diligence process, both Rhône Capital IV and the Company believed that an investment by Rhône Capital IV, with its international presence and global scale, could help support the turnaround of the Company’s business and international development. The Company noted that it did not require a significant capital infusion from Rhône Capital IV and, therefore, would not object to Rhône Capital IV acquiring most of its interest in the Company from existing shareholders of the Company through open market purchases, block trades or one or more tender offers. Rhône Capital IV’s representatives advised the Company that although its controlled investment funds did not want an obligation to purchase additional

Shares, it had the intention to increase its ownership of common stock, subject to market conditions and applicable legal and regulatory requirements, including through open market purchases, block trades or one or more tender offers. In purchasing additional Shares, the Company insisted that Rhône Capital IV and its affiliates be prohibited from beneficially owning more than thirty percent (30%) of the shares of capital stock of the Company.
During July 2014, Goldman Sachs and Lazard negotiated, on behalf of their respective clients, a term sheet concerning the potential transaction. The negotiated term sheet provided that, among other things, funds controlled by Rhône Capital IV would invest $50 million in the Company in exchange for (i) redeemable preferred stock with an aggregate liquidation preference of $50 million and a 5.0% cumulative dividend payable quarterly, (ii) warrants to purchase common stock with an exercise price equal to the volume weighted average price per share of the Company for a period of five trading days prior to the Company’s earnings announcement for the quarter and year ended June 30, 2014 and (iii) a shareholders agreement to address certain rights and obligations of the Company and Rhône Capital IV, including Rhône Capital IV’s right to appoint a director to the Company’s board upon closing of the investment, Rhône Capital IV’s right to appoint a second director to the Company’s board in the event Rhône Capital IV held 20% or more of the Company’s common stock and prohibiting Rhône Capital IV and its affiliates from acquiring more than 30% of the shares of capital stock of the Company.
On July 31, 2014, Rhône Capital IV and the Company agreed to the material terms of the transaction on the terms and conditions set forth in the negotiated term sheet, subject to the negotiation and execution of definitive documentation. Rhône Capital IV and its controlled investment funds engaged Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”) to act as its legal advisor for the potential transaction to, among other things, assist Rhône Capital IV in finalizing transaction documents.
On August 4, 2014, Rhône Capital’s investment committee approved the material terms of the transaction. That same day, certain representatives of Rhône Capital IV attended a dinner with the board of directors of the Company and discussed the potential transaction.
On August 5, 2014, Rhône Capital IV was advised that the Company’s board of directors had approved moving forward with the proposed transaction on the material terms and conditions of the transaction set forth in the negotiated term sheet, subject to the negotiation and execution of definitive documentation. Rhône Capital IV instructed Wachtell Lipton to draft definitive transaction documents. Between August 8, 2014, and August 10, 2014, Wachtell Lipton delivered initial drafts of the Purchase Agreement, the Shareholders Agreement, the Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation and the Warrants. Between the dates of August 8, 2014 and August 19, 2014, Wachtell Lipton and Weil, Gotshal & Manges LLP, counsel to the Company (“Weil Gotshal”), exchanged drafts of the transaction documents. Also during this period, Goldman Sachs and Lazard engaged in several conference calls, and representatives of Rhône Capital IV engaged in multiple conference calls with the Company in an effort to resolve open issues in the transaction documents.
In the afternoon of August 18, 2014, Rhône Capital IV was advised that the Company’s board had approved the transaction. Wachtell Lipton and Weil Gotshal continued to finalize the transaction documents, which were executed in the early morning on August 19, 2014. On the morning of August 19, 2014, the Company announced the investment by investment funds affiliated with Rhône Capital together with its announcement of quarter- and year-end earnings for the period ended June 30, 2014.
11.   Material Agreements.
The Securities Purchase Agreement, dated as of August 19, 2014, by and among the Company and Purchasers (the “Purchase Agreement”) and the Shareholders Agreement, dated as of August 19, 2014, by and among the Company and Purchasers (the “Shareholders Agreement”), as well as the following summaries of such agreements, have been included to provide investors and shareholders with information regarding the terms of each agreement. They are not intended to provide any other factual information about Purchasers or the Company. The representations, warranties and covenants contained in each agreement were made only as of specified dates for the purposes of such agreements, were solely for the benefit of the parties to such agreements and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in each agreement and described in the following summaries, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters of fact. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC.
Investors and shareholders are not third-party beneficiaries under the Purchase Agreement or the Shareholders Agreement. Accordingly, investors and shareholders should not rely on the representations, warranties and covenants included in such agreements as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the agreements, which subsequent information may or may not be fully reflected in the parties’ public disclosures. The following summaries of the agreements are qualified in their entirety by reference to the definitive agreements themselves, which have been filed as exhibits on Schedule TO filed with the SEC, which may be examined and copied as set forth in Section 8 — “Certain Information Concerning Purchasers, Nightingale GP LLC and Rhône Capital IV L.P.” above. For a complete understanding of each of the agreements, holders of Shares are encouraged to read the full text of each definitive agreement.
Securities Purchase Agreement
The following is a summary of certain provisions of the Purchase Agreement by and among the Company, Nightingale Onshore Holdings L.P. and Nightingale Offshore Holdings L.P. This summary is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Purchase Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Purchasers, Nightingale GP LLC and Rhône Capital IV L.P.” Shareholders and other interested parties should read the Purchase Agreement for a more complete description of the provisions summarized below.
Sale and Purchase.   The Company issued and sold to the Purchasers, for the aggregate price of $50 million in cash (the “Purchase Price”) (a) 21,996 shares of Series A Serial Preferred Stock to Nightingale Onshore Holdings L.P.; (b) Warrants to purchase 1,078,805 shares of Common Stock to Nightingale Onshore Holdings L.P.; (c) 28,004 shares of Series A Serial Preferred Stock to Nightingale Offshore Holdings L.P.; and (d) Warrants to purchase 1,373,462 shares of Common Stock to Nightingale Offshore Holdings L.P.
Representations and Warranties.   The Purchase Agreement contains representations and warranties of the Company and the Purchaser.
Some of the representations and warranties in the Purchase Agreement made by the Company are qualified as to materiality or Material Adverse Effect. As defined in the Purchase Agreement, “Material Adverse Effect” means an event or effect that would (a) have a material adverse effect on the legality, validity or enforceability of the Purchase Agreement, the Shareholders Agreement or the transactions contemplated thereby; (b) have a material adverse effect on the business, operations or financial condition of the Company that is material and adverse to the Company and its subsidiaries, taken as a whole; or (c) prohibit or otherwise materially interfere with the ability of the Company to perform any of its obligations under the Purchase Agreement or the Shareholders Agreement, subject to certain exceptions.
In the Purchase Agreement, the Company has made customary representations and warranties to the Purchaser with respect to, among other things:
•
  organization, power and authority;
•
  authorization;
•
  execution and due authority;
•
  no conflicts;
•
  consents, approvals or waivers;

•
  legal and governmental proceedings;
•
  compliance with laws;
•
  Company SEC documents;
•
  no material adverse effect;
•
  financial statements and material liabilities;
•
  no registration rights;
•
  antitakeover provisions;
•
  no general solicitation; and
•
  disclosure.
In the Purchase Agreement, the Purchaser has made customary representations and warranties to the Company, including representations relating to: organization, power and authority; execution and due authority; no conflicts; purchase for investment; and accredited investor.
Fees and Expenses.   Each party is responsible for all costs and expenses incurred by it in connection with the Purchase Agreement and the sale and purchase of the Securities.
Governing Law.   The Purchase Agreement is governed by New York law, other than to the extent the laws of Florida mandatorily apply.
Series A Serial Preferred Stock
The terms, rights, obligations and preferences of the Series A Serial Preferred Stock are set forth in the Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation (the “Articles of Amendment”). This summary is qualified in its entirety by reference to the full text of the Articles of Amendment, a copy of which is filed as Exhibit (d)(2) to the Schedule TO, which is incorporated herein by reference. Copies of the Articles of Amendment and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Purchasers, Nightingale GP LLC and Rhône Capital IV L.P.” Shareholders and other interested parties should read the Articles of Amendment for a more complete description of the provisions summarized below.
Dividends.   Dividends on the Series A Serial Preferred Stock are payable at the per annum dividend rate of 5% of the liquidation preference, which is initially $1,000 per share (the “Liquidation Preference”). No cash dividend may be declared or paid on Common Stock or other classes of stock over which the Series A Serial Preferred Stock has preference unless full cumulative dividends have been or contemporaneously are declared and paid in cash on the Series A Serial Preferred Stock. The Series A Serial Preferred Stock will also participate in dividends declared or paid, whether in cash, securities or other property, on the shares of Common Stock for which the outstanding Warrants are exercisable. Pursuant to the Articles of Amendment, if and to the extent that the Company does not pay the entire dividend to which holders of Series A Serial Preferred Stock are entitled for a particular period in cash on the applicable dividend payment date, preferential cash dividends will accrue on such unpaid amounts (and on any unpaid dividends in respect thereof) at 5% per annum, and will compound on each dividend payment date, until paid.
Ranking.   The Series A Serial Preferred Stock has an aggregate liquidation preference of $50 million, and ranks junior to all of the Company’s liabilities and obligations to creditors with respect to assets available to satisfy claims against the Company and senior to all other classes of stock over which the Series A Serial Preferred Stock has preference, including Common Stock.
Convertibility.   The Series A Serial Preferred Stock will not be convertible into Common Stock at any time.

Redemption at the Option of the Holder.   Each share of Series A Serial Preferred Stock is redeemable at the option of the holder at any time on or after August 19, 2022, at a redemption price equal to 100% of the Liquidation Preference of the shares of Series A Serial Preferred Stock to be redeemed plus accrued but unpaid dividends.
Redemption at the Option of the Company.   The Series A Serial Preferred Stock is also redeemable at the option of the Company at the following redemption prices and times:

Percentage of Liquidation Preference of each share of Series A Serial Preferred Stock to be redeemed*	Timing of Redemption Right
103%	On or after August 19, 2016 but prior to August 19, 2019
102%	On or after August 19, 2019 but prior to August 19, 2020
101%	On or after August 19, 2020 but prior to August 19, 2021
100%	On or after August 19, 2021

*
  In each case, plus an amount per share equal to accrued but unpaid dividends on such share of Series A Serial Preferred Stock up to but excluding the earlier of the date of the redemption or the date of constructive redemption.
Right to Elect Board Members.   So long as the Purchasers beneficially own a majority of the outstanding shares of Series A Serial Preferred Stock, the holders of a majority of such outstanding shares, voting separately as a class, will have the right (the “Designation Rights”) to elect the following number of directors to the Board of Directors of the Company (the “Board”) at any meeting of shareholders of the Corporation (or by written consent) at which directors are to be elected, designated or appointed: (i) for so long as Purchasers’ Percentage Interest (as defined in the Shareholders Agreement) as of the record date for such meeting (or action by written consent) is equal to or more than the percentage of Common Stock represented by the shares underlying the Warrants as of the date of issuance (approximately 7.6%) (the “Minimum Threshold”) but less than 20% (the “20% Threshold”), one member of the Board; or (ii) if the Percentage Interest as of the record date for such meeting (or action by written consent) is at least the 20% Threshold, two members of the Board.
Voting Rights.   Except as required by law or otherwise provided in the Articles of Amendment, the holders of shares of Series A Serial Preferred Stock and the holders of Shares vote together as one class on all other matters submitted to a vote of the shareholders of the Company. Each share of Series A Serial Preferred Stock is entitled to a number of votes (rounded down to the nearest whole number) equal to (i) the aggregate number of Shares for which the outstanding Warrants are exercisable (regardless of whether or not such Warrants could legally be exercised at such time and regardless of whether the holder of the Series A Serial Preferred Stock is also the holder of Warrants) divided by (ii) the number of outstanding shares of Series A Serial Preferred Stock, determined as of the record date for the determination of holders of Shares entitled to vote on any such matter.
Change of Control.   In the event of a change of control of the Company at a price per Share below $24.00, the holders of the Series A Serial Preferred Stock will have the right to require the Company to repurchase each share of Series A Serial Preferred Stock held by such holder for cash at a repurchase price equal to (provided that doing so does not cause a default or event of default under the Company’s indenture, credit facilities and certain other debt documents and there are sufficient funds legally available therefor):

Percentage of Liquidation Preference of each share of Series A Serial Preferred Stock to be repurchased*	Change of Control Date
120%	Prior to August 19, 2015
110%	On or after August 19, 2015 but prior to August 19, 2016
105%	On or after August 19, 2016 but prior to August 19, 2017
101%	On or after August 19, 2017

*
  In each case, plus an amount per share equal to accrued but unpaid dividends on such share of Series A Serial Preferred Stock up to but excluding the date of repurchase.

Warrants
The following is a summary of certain provisions of the Warrants. This summary is qualified in its entirety by reference to the full text of the form of Warrant, a copy of which is filed as Exhibit (d)(3) to the Schedule TO, which is incorporated herein by reference. Copies of the form of Warrant and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Purchasers, Nightingale GP LLC and Rhône Capital IV L.P.” Shareholders and other interested parties should read the form of Warrant for a more complete description of the provisions summarized below.
The Warrants are exercisable at any time on or prior to August 19, 2024 at an exercise price of $20.39 per share. The Warrant Price may be paid, at the option of the holder, in cash or by surrendering to the Company shares of Series A Serial Preferred Stock having an aggregate liquidation preference plus accrued and unpaid dividends equal to the aggregate exercise price. Alternatively, subject to certain exceptions in the case of a Mandatory Exercise (as defined below), if the market price (as determined pursuant to the Warrant) (the “Market Price”) of the Shares is greater than the Warrant Price, the holder may elect to surrender the Warrant and receive shares of Common Stock in respect of the Warrant equal to the value, as determined pursuant to the Warrant, of the Warrant, subject to certain restrictions.
After August 19, 2019, the Company may require the exercise of the Warrants if the volume weighted average sale price for the Shares, determined as provided in the Warrants, exceeds 150% of the exercise price for 10 consecutive trading days (a “Mandatory Exercise”). Payment of the exercise price in the case of a Mandatory Exercise is required to be made first by surrender of shares of Series A Serial Preferred Stock held by the Warrant holder.
The exercise price of the Warrants and the number of shares issuable upon exercise of the Warrants are subject to adjustment, as provided in the Warrants, including if the Company, on or after August 19, 2017, issues or sells Shares for a price lower than the market price of the Warrants.
Shareholders Agreement
The following is a summary of certain provisions of the Shareholders Agreement by and among the Company, Nightingale Onshore Holdings L.P. and Nightingale Offshore Holdings L.P. This summary is qualified in its entirety by reference to the full text of the Shareholders Agreement, a copy of which is filed as Exhibit (d)(2) to the Schedule TO, which is incorporated herein by reference. Copies of the Shareholders Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Purchasers, Nightingale GP LLC and Rhône Capital IV L.P.” Shareholders and other interested parties should read the Shareholders Agreement for a more complete description of the provisions summarized below.
Rights to Board Member and Committee Nomination.   Under the terms of the Shareholders Agreement, from and after the date the Purchasers are no longer entitled, in their capacity as holders of Series A Serial Preferred Stock, to elect directors to the Board pursuant to their Designation Rights, (i) for so long as Purchasers’ Percentage Interest (as defined in the Shareholders Agreement) is at least the Minimum Threshold but less than the 20% Threshold, the Purchasers will have the right to jointly designate for nomination one member of the Board and (ii) for so long as the Percentage Interest is at least the 20% Threshold, the Purchasers will have the right to jointly designate for nomination two members of the Board. Under no circumstance will the Purchasers be permitted to designate for nomination more than two members of the Board, although the Purchasers are not prohibited from making recommendations for new Board members.
Additionally, until such time as the Purchasers are no longer entitled to elect at least one member of the Board pursuant to the Articles of Amendment, the Purchasers will be entitled to designate and appoint directors who have been elected or appointed to the Board by the Purchasers (the “Purchaser Directors”) to serve on all of the committees of the Board (other than committees required to be comprised solely of independent directors; if and to the extent Purchaser Directors do not qualify) in proportion to such Purchaser Directors’ overall representation on the Board; provided that the Purchasers will be entitled to designate and appoint at least one member to each such committee so long as it is entitled to elect at least one member to the Board. Until such time as Purchasers are no longer entitled to designate or nominate for election at least one member of the Board, Nightingale Onshore Holdings L.P. also has the right to appoint one non-voting observer to the Board.

Consent Rights.   The Purchasers have the consent rights described below, provided, that (x) such consent rights will be suspended if the Percentage Interest does not equal or exceed 15% on August 19, 2015, and (y) from and after August 19, 2015, the Purchasers will be entitled to consent rights at such times (and only at such times) that the Percentage Interest equals or exceeds 15%. Subject to the foregoing, the Company will not, and will cause each of its subsidiaries not to, take any of the following actions without the prior written approval of the Purchasers: (i) amend or otherwise change, or waive any provision of, its articles of incorporation or by-laws (or similar organizational documents), except for non-material changes undertaken for routine or administrative reasons that do not adversely affect the Purchasers; (ii) alter the size or powers of the Board, except for non-material changes to the powers of the Board or any committee undertaken for routine or administrative reasons that do not adversely affect the rights of the Purchasers (provided, however, that the Purchasers have consented to a temporary increase in the size of the Board until the date of the 2015 annual meeting of Company shareholders to the extent required for the Purchaser Directors to join the Board); (iii) discontinue the Company’s status as a public company or SEC-reporting company, change the Company’s jurisdiction of organization, or apply to list (or materially alter or terminate its listing) on any stock exchange; (iv) until August 19, 2017, issue or sell any Shares, subject to certain exceptions, for a consideration per share less than a price equal to the Warrant Price in effect immediately prior to such issue or sale; or (v) enter into any contract or otherwise obligate the Company or its affiliates to take any of the foregoing actions.
Preemptive Rights.   The Purchasers will have certain preemptive rights with respect to any issuance (subject to certain exceptions) of any Shares or equity-based securities by the Company or its affiliates that are issued after August 19, 2014, provided, that (x) such preemptive rights will be suspended if the Percentage Interest does not equal or exceed 10% on August 19, 2015, and (y) from and after August 19, 2015, the Purchasers will be entitled to preemptive rights at such times (and only at such times) that the Percentage Interest equals or exceeds 10%.
Standstill.   Until the later of August 19, 2017 and the date on which there are no Purchaser Directors who are members of the Board, the Purchasers have agreed not to acquire beneficial ownership of any equity, debt or convertible securities of the Company, or any warrant or option to purchase such securities, if such acquisition would result in the Purchasers beneficially owning more than 30% of the shares of capital stock of the Company entitled to vote generally in the election of directors.
The Purchasers have also agreed not to (i) propose, enter into or agree to enter into any merger, recapitalization, restructuring, change of control or other extraordinary transaction, (ii) make or participate in any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the Company and its subsidiaries, (iii) join or form a “group” (within the meaning of Section 13(d)(3) of the Act) with respect to any voting securities of the Company or its subsidiaries, except the group comprised of the Purchasers and their affiliates, (iv) seek the removal of any directors from the Board or a change in the size or composition of the Board, except as provided in the Shareholders Agreement or under the terms of the Series A Serial Preferred Stock, (v) except as otherwise permitted under the standstill, enter into any discussions, negotiations or agreements regarding any possible purchase or sale of any securities or assets of the Company and its subsidiaries (other than securities owned by the Purchasers), (vi) call or seek to call a special meeting of shareholders of the Company, (vii) deposit any Series A Serial Preferred Stock, Warrants or Shares in a voting trust or grant any proxy with respect thereto, (viii) enter into any swap or other agreement that hedges or transfers the economic consequences of ownership of the Warrants or the underlying Shares, (ix) contest the validity of the restrictions described in this paragraph and the preceding paragraph, (x) finance, encourage or advise another person in connection with the foregoing, or (xi) disclose any intention or plan prohibited by or inconsistent with the foregoing, or take any action that would reasonably be expected to cause the Company to make a public announcement regarding any intention of the Purchasers to take an action prohibited by the foregoing. Notwithstanding the foregoing, the Purchasers are permitted to make private proposals to the Board or the chief executive officer of the Company regarding mergers, business combinations and other extraordinary transactions involving the Company and its subsidiaries.
Voting for Directors.   Until the later of August 19, 2017 and the date on which there are no Purchaser Directors who are members of the Board in connection with any proposal submitted for Company shareholder approval (at any annual or special meeting called, or in connection with any other action

(including the execution of written consents)) related to the election or removal of directors of the Board, the Purchasers will vote all shares beneficially owned by the Purchasers and entitled to vote as follows: (i) in favor of any nominee or director designated by the Board or any nominating committee thereof (provided that the Board’s or the nominating committee’s designation is consistent with the terms of the Shareholders Agreement); and (ii) against the removal of any director designated by the Board or any nominating committee thereof.
Transfer Restrictions.   Until August 19, 2017, the Purchasers may not transfer shares of Series A Serial Preferred Stock, Warrants or any Shares issued upon any exercise of Warrants, other than to an affiliate of the Purchasers, except with the consent of the Company.
The Purchasers also have agreed not to transfer any securities of the Company (i) to any significant competitor of the Company, (ii) to certain prohibited transferees, or (iii) to any person or group (a) in a block constituting 5% or more of the securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”) (subject to certain exceptions), or (b) if the Purchasers know (after reasonable inquiry) that such transfer would result in the transferee beneficially owning 9.5% or more of the Voting Securities. Notwithstanding the foregoing, Purchasers may transfer all of the Warrants in a single block, subject to the Company’s right of first refusal. Purchasers have also agreed to grant the Company a right of first offer with respect to any Shares sought to be sold by Purchasers. The restrictions on transfer described in this paragraph will be applicable to any Shares owned by Purchasers or any of their affiliates, including Shares acquired in future acquisitions, including the Offer.
Future Acquisitions of Shares.   The Company has agreed that if the Purchasers commence (within the meaning of Rule 14d-2 under the Act) a tender offer to purchase issued and outstanding Shares and file a Tender Offer Statement on Schedule TO (a “Schedule TO”) with the SEC, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 as soon as practicable with respect to such tender offer. The Company has agreed that, subject to the fiduciary obligations of its Board, it will (a) recommend acceptance of such tender offer or (b) express no opinion and remain neutral toward such offer.
The Company has also agreed to reasonably cooperate with the Purchasers in making all necessary registrations and filings and taking all steps as may be necessary to obtain any governmental approvals, including making antitrust filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as promptly as possible (and in any event within five business days of the date of filing of the Schedule TO).
Registration Rights.   The Purchasers are entitled to certain demand and piggyback registration rights. The Company will not be required to effect more than four demand registrations (or more than two in any twelve-month period or one in any six-month period) or effect more than one demand registration on Form S-1, subject to customary limitations.
Governing Law.   The Shareholders Agreement is governed by New York law, other than to the extent the laws of Florida mandatorily apply.
In the event that the Company proposes to register any shares of Common Stock (or securities convertible into or exercisable for Shares) in connection with a public offering (other than any offering registered on Form S-4 or Form S-8 or offerings to directors, members of management, employees or certain representatives of the Company or its subsidiaries, or in connection with dividend reinvestment plans) solely for cash (whether for its own account or for the account of any other person (other than Purchasers) possessing contractual demand registration rights), Purchasers will be entitled to certain “piggyback” registration rights allowing them to include the Company’s Shares that they own in such registration, subject to customary limitations. As a result, whenever the Company proposes to register any Shares, subject to certain other exceptions, Purchasers are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.
12.   Purpose of the Offer; Plans for the Company.
Purpose of the Offer.   The purpose of the Offer is to acquire a significant ownership interest in the Company. The Offer is being made in connection with certain other transactions between Purchasers and their affiliates and the Company, as described in Section 11 — “Material Agreements.”

Plans for the Company.   Purchasers will have certain board designation or nomination rights and registration rights following the closing of the Offer. See Section 11 — “Material Agreements — Series A Serial Preferred Stock — Board Designation Rights;” “Shareholders Agreement — Rights to Board Member and Committee Nomination;” and “Shareholders Agreement — Registration Rights.” Purchasers have also agreed to certain standstill restrictions and restrictions on transfer. See Section 11 — “Material Agreements — Shareholders Agreement — Standstill” and “Shareholders Agreement — Transfer Restrictions.”
Subject to the foregoing standstill restrictions and restrictions on transfer, Purchasers intend to review their investment in the Shares or other securities of the Company on a continuing basis and may take such actions with respect to its investment in the Company as they deem appropriate. Purchasers may consider the following factors, as well as other factors, when reviewing its investment in the Shares or other securities of the Company: The Company’s financial position, results and strategic direction, price levels of the common stock of the Company, conditions in the securities and credit markets and general economic and industry conditions. Future acquisitions or disposition of Shares or other securities of the Company will depend, among other things, on the foregoing standstill restrictions and restrictions on transfer, market and economic conditions, Purchasers’ overall investment strategies and capital availability and applicable regulatory and legal constraints, and there can be no assurance that Purchasers will acquire additional Shares or other securities of the Company. Further, Purchasers may, from time to time, subject to applicable standstill restrictions, propose business strategies to the Company. Subject to applicable standstill restrictions and restrictions on transfer, Purchasers reserve the right to acquire additional Shares or other securities of the Company through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer, or, subject to applicable legal restrictions, to dispose of any or all Shares or other securities of the Company acquired by Purchasers.
Except as described in this Offer to Purchase, Purchasers and their affiliates have no present plans, proposals or negotiations that relate to or would result in (1) any extraordinary transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (2) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (3) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (4) any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; (5) any other material change in the Company’s corporate structure or business; (6) any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association; (7) any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act; (8) the acquisition or disposition of Shares or other securities of the Company, or (9) any changes in the Company’s charter, by-laws or other governing instruments or other actions that could impede the acquisition of control of the Company.
13.   Certain Effects of the Offer.
If we purchase the Maximum Aggregate Amount of Shares in the Offer, following consummation of the Offer we will own, in the aggregate, 27.6% of the outstanding Shares as of the Expiration Time (including Shares underlying warrants held by Purchasers). Although our purchase of Shares under the Offer may reduce the total number of shareholders, we do not believe our purchase will have a material adverse effect on the liquidity or value of the Shares.
So long as Purchasers own at least 20% of the outstanding Shares after giving effect to the exercise of the Warrants, Purchasers are entitled to designate or nominate two directors to the Board. Purchasers also have certain rights under the Shareholders Agreement (such as preemptive and consent rights) that depend on the size of their investment in the Company. See Section 11 — “Material Agreements — Series A Serial Preferred Stock — Board Designation Rights” and “Shareholders Agreement.”
14.   Certain Conditions of the Offer.
The Offer is not subject to a financing conditioning, nor is it conditioned on any minimum number of shares being tendered. The Offer is subject to the satisfaction of the following conditions (the “Offer

Conditions”), which means Purchasers are not obligated to accept for payment or pay for any Shares that are validly tendered in the Offer unless:
(i)
  all applicable consents or approvals required in connection with the Offer are obtained;
(ii)
  no statute, rule, regulation, judgment or order is enacted, enforced, amended, issued or deemed applicable to the Offer, and no suit, action or proceeding has been brought by any government entity that, directly or indirectly, (a) makes illegal, restrains, prohibits or delays the consummation of the Offer, (b) imposes material limitations on the ability of Purchasers to effectively acquire, hold or exercise full rights of ownership of the Shares (including, without limitation, the right to vote any Shares acquired or owned by Purchasers pursuant to the Offer on all matters properly presented to the Company’s shareholders), (c) requires divestiture by Purchasers of any of the securities of the Company held by Purchasers or (d) otherwise has or may have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations or results of operations of the Company or may result in a material diminution in the value of the Company common stock;
(iii)
  no change has occurred, is occurring or is threatened to occur in the business, assets, liabilities, financial condition, capitalization, operations or result of operations of the Company that would reasonably be expected to be materially adverse to on the Company;
(iv)
  no disruption in the markets, banking moratorium or limitation on the extension of credit by financial institutions exists or is threatened;
(v)
  no other tender offer or exchange offer, and no merger, acquisition, consolidation, reorganization, sale of assets, liquidation or dissolution involving the Company is made or proposed; and
(vi)
  the Company has not taken any actions or made any change in connection with its common stock, such as a split, combination, redemption, sale, new issuance or declaration or payment of a dividend or any other action adverse to the interests of the Purchasers.
The Offer is not conditioned on Purchasers’ ability to finance the purchase of the Shares pursuant to the Offer, and Purchasers will pay for the entire purchase price of the Shares in cash. The Offer is not conditional upon any minimum number of Shares being tendered.
The Offer can be extended pursuant to the terms of this Offer to Purchase. There will be no subsequent offering period.
The satisfaction or existence of any of the conditions to the Offer will be determined by Purchasers in their sole discretion. The foregoing conditions are for the sole benefit of Purchasers, may be asserted by Purchasers regardless of the circumstances giving rise to any such conditions, and, subject to the terms and conditions of applicable law, may be waived by Purchasers, in whole or in part, at any time and from time to time in its sole discretion. The failure by Purchasers at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.
15.   Certain Legal Matters; Regulatory Approvals.
General.   Except as described in this Section 15, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchasers are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by Purchasers’ acquisition of Shares as contemplated by the Offer or of any approval or other action by any governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchasers as contemplated by the Offer. Should any such approval or other action be required, Purchasers currently contemplate that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. While Purchasers do not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business. See Section 14 — “Certain Conditions of the Offer.”

State Takeover Statutes.   A number of states (including Florida) have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, shareholders, principal executive offices or principal places of business therein. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws.
The Company is incorporated in Florida and is subject to Section 607.0902 of the Florida Business Corporations Act (“FBCA”). Section 607.0902 of the FBCA provides that shares of publicly held Florida corporations that are acquired in a “control share acquisition” generally will have no voting rights unless such rights are conferred on those shares by a vote of the holders of a majority of all the outstanding shares other than interested shares. A control share acquisition is defined, with certain exceptions, as the acquisition of the ownership of voting shares which would cause the acquiror to have voting power within the following ranges or to move upward from one range into another: (i) one-fifth, but less than one-third; (ii) one-third, but less than a majority; or (iii) a majority or more of such votes.
Section 607.0902 of the FBCA does not apply to an acquisition of shares of a publicly held Florida corporation (i) pursuant to a merger or share exchange effected in compliance with the FBCA if the publicly held Florida corporation is a party to the merger or share exchange agreement, or (ii) if such acquisition has been approved by the corporation’s board of directors before the acquisition.
The Company is also subject to Section 607.0901 of the FBCA which provides that, unless a specified exception is met, an interested shareholder (i.e., a person owning 10% or more of a corporation’s outstanding voting stock) may not engage in an “affiliated transaction” (including a merger or other significant corporate transactions) with a Florida corporation unless such transaction is approved by two-thirds of the voting shares of the Company excluding those shares beneficially owned by the interested shareholder.
This provision is not applicable under certain circumstances, including when:
•
  a majority of the disinterested directors approve the transaction,
•
  the corporation has not had more than 300 shareholders of record at any time during the three years prior to the date on which the affiliate transaction was announced,
•
  the interested shareholder has beneficially owned at least 80% of the outstanding voting shares of the Company for at least five years prior to the date on which the affiliated transaction was announced,
•
  the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the Company exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors,
•
  the corporation is an investment company registered under the Investment Company Act of 1940, or
•
  in the affiliated transaction, “fair price” consideration (as set forth in Section 607.0901 of the FBCA) is paid to the holders of each class or series of voting shares of the Company and certain other conditions are met.
The Company has represented that its Board has taken all necessary actions so that no state anti-takeover laws will apply to the acquisition of Series A Serial Preferred Stock or the Warrants pursuant to the Purchase Agreement, or any future acquisition of Shares by Purchasers or their affiliates, subject to Purchasers’ compliance with standstill restrictions. However, the Company has not made any representations regarding the applicability of Sections 607.0901 and 607.0902 of the FBCA to the Offer. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer, and we have not complied with any such laws except as described herein.
If any government official or third party seeks to apply any state takeover law to the Offer, Purchasers will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchasers might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchasers might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer.
United States Antitrust Compliance.   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), certain transactions above statutory reporting thresholds may not be consummated until (i) all required notices and filings under the HSR Act are submitted to the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) for review, and (ii) the applicable HSR waiting period has expired or early termination is granted. Purchasers’ acquisition of the Shares in the Offer may be subject to the filing and waiting period requirements of the HSR Act.
Pursuant to the requirements of the HSR Act, Purchasers filed a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC on August 26, 2014. The applicable waiting period will expire 30 days after Purchasers’ HSR Notification and Report Form is accepted, unless early termination is otherwise granted. The FTC or Antitrust Division may, however, request additional information and documentary material (“Second Request”) relevant to the Offer from Purchasers. If a Second Request is issued, the issuing antitrust agency may, at its discretion, extend the relevant waiting period up to 30 days after Purchasers substantially comply with the Second Request.
The FTC and the Antitrust Division may scrutinize the legality under the antitrust laws of proposed transactions such as Purchasers’ acquisition of Shares in the Offer. At any time before or after the purchase of Shares by Purchasers, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer, the divestiture of Shares purchased in the Offer, the Company or any of its subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances.
16.   Fees and Expenses.
Lazard Frères & Co. LLC is acting as Dealer Manager (the “Dealer Manager”) for the Offer and, in addition, is providing certain services to Purchasers in connection with the Offer. The Dealer Manager may communicate with beneficial owners of Shares, brokers, dealers, commercial banks and trust companies with respect to the Offer. Lazard Frères & Co. LLC will receive customary compensation for acting as the Company’s financial advisor in connection with the Securities Purchase and for acting as Dealer Manager. Purchasers will reimburse Lazard Frères & Co. LLC for certain reasonable out-of-pocket expenses and indemnify Lazard Frères & Co. LLC against various liabilities in connection therewith, including various liabilities under federal securities laws. In the ordinary course of business, the Dealer Manager and its affiliates may actively trade or hold the securities or loans of the Company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities or loans. Purchasers have retained Innisfree M&A Incorporated to act as the Information Agent and American Stock Transfer & Trust Company, LLC to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary will each receive customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against various liabilities and expenses in connection therewith, including various liabilities and expenses under the federal securities laws.
Purchasers will not pay any fees or commissions to any broker or dealer or to any other person or entity (other than to the Dealer Manager, Depositary and the Information Agent as described herein) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchasers for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.
17.   Miscellaneous.
The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchasers by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchasers.

No person has been authorized to give any information or to make any representation on behalf of Purchasers not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Purchasers, the Dealer Manager, Depositary or the Information Agent for the purpose of the Offer.
Purchasers have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, of which this Offer to Purchase forms a part, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company will file with the SEC a Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7 — “Certain Information Concerning the Company” above.

SCHEDULE I
MANAGERS OF NIGHTINGALE GP LLC AND RHÔNE CAPITAL L.L.C.
Nightingale GP LLC is the general partner of the Purchasers. The name, present principal occupation or employment and material occupations, positions, offices and employment for the past five years of each of the managers of Nightingale GP LLC are set forth below. The business address and phone number of each such manager, and of Rhône Group L.L.C., are 630 Fifth Avenue, Suite 2710, New York, New York 10111, telephone number (212) 218-6700. Except as otherwise specified, the managers listed below are citizens of the United States.

Name	Present Principal Occupation or Employment and Employment History
Franz-Ferdinand Buerstedde*
Mr. Buerstedde is a Managing Director of Rhône Group L.L.C. Mr. Buerstedde has been a Managing Director of Rhône Group L.L.C. since January 2011. Prior to 2011, Mr. Buerstedde was a Principal at Rhône Group L.L.C.

M. Steven Langman	Mr. Langman is a Managing Director of Rhône Group L.L.C. Mr. Langman has been a Managing Director of Rhône Group L.L.C. for more than the past five years.
Patrick Mundt*	Mr. Mundt is a Principal of Rhône Group L.L.C. Mr. Mundt has been a Principal of Rhône Group L.L.C. for more than the past five years.

*
  Citizen of Germany
Rhône Capital L.L.C. is the sole member of Rhône Holdings IV L.L.C. Its principal business is to invest in and lend capital to privately held companies through established investment structures. The name, present principal occupation or employment and material occupations, positions, offices and employment for the past five years of each of the managers of Rhône Capital L.L.C. are set forth below. Except as otherwise specified, the managers listed below are citizens of the United States. The business address and phone number of each such manager, and of Rhône Group L.L.C., are 630 Fifth Avenue, Suite 2710, New York, New York, 10111, telephone number (212) 218-6700.

Name	Present Principal Occupation or Employment and Employment History
Robert F. Agostinelli	Mr. Agostinelli is a Managing Director of Rhône Group L.L.C. Mr. Agostinelli has been a Managing Director of Rhône Group L.L.C. for more than the past five years.
Franz-Ferdinand Buerstedde*
Mr. Buerstedde is a Managing Director of Rhône Group L.L.C. Mr. Buerstedde has been a Managing Director of Rhône Group L.L.C. since January 2011. Prior to 2011, Mr. Buerstedde was a Principal at Rhône Group L.L.C.

Nancy C. Cooper	Ms. Cooper is the Operating Partner of Rhône Group L.L.C. Ms. Cooper has been the Operating Partner of Rhône Group L.L.C. for more than the past five years.
Petter Johnsson**	Mr. Johnsson is a Managing Director of Rhône Group L.L.C. Mr. Johnsson has been a Managing Director of Rhône Group L.L.C. for more than the past five years.

I-1

Name	Present Principal Occupation or Employment and Employment History
M. Steven Langman	Mr. Langman is a Managing Director of Rhône Group L.L.C. Mr. Langman has been a Managing Director of Rhône Group L.L.C. for more than the past five years.
Gianpiero Lenza***	Mr. Lenza is a Managing Director of Rhône Group L.L.C. Mr. Lenza has been a Managing Director of Rhône Group L.L.C. since January 2011. Prior to 2011, he was a Principal at Rhône Group LLP.
Sebastien Mazella di Bosco****
Mr. Mazella di Bosco is a Managing Director of Rhône Group L.L.C. Mr. Mazella di Bosco has been a Managing Director of Rhône Group L.L.C. since January 2014. Prior to 2014, he was a Principal at Rhône Group LLP.

Andrew W. Sweet	Mr. Sweet is a Managing Director of Rhône Group L.L.C. Mr. Sweet has been a Managing Director of Rhône Group L.L.C. for more than the past five years.
Eytan Tigay	Mr. Tigay is a Managing Director of Rhône Group L.L.C. Mr. Tigay has been a Managing Director of Rhône Group L.L.C. for more than the past five years.

*
  Citizen of Germany
**
  Citizen of Sweden
***
  Citizen of Italy
****
  Citizen of France
I-2

Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each shareholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:
The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

By Mail:	By Hand or Overnight Courier:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be addressed to the Information Agent. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.
The Information Agent for the Offer is:

Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833
The Dealer-Manager for the Offer is:

Lazard Frères & Co. LLC
30 Rockefeller Plaza
New York, New York 10020
United States
Call: (212) 632-1979
Call Toll Free: (877) 364-0850